As filed with the Securities and Exchange Commission on January 9, 2007

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

NATROL, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation or Organization)

95-3560780

(I.R.S. Employer Identification No.)

Natrol, Inc.

21411 Prairie Street

Chatsworth, California 91311

(Address of Principal Executive Offices) (Zip Code)

Natrol, Inc. 2006 Stock Option and Incentive Plan

(Full Title of the Plan)

Steven Spitz

Vice President and General Counsel

Natrol, Inc.

21411 Prairie Street

Chatsworth, California 91311

(Name and Address of Agent for Service)

(818) 739-6000

Telephone Number, Including Area Code, of Agent For Service.

Copies to:

Stephen T. Adams, Esq.

Goodwin Procter LLP

Exchange Place

Boston, Massachusetts 02109

(617) 570-1000

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $.01 per share	3,970,500	$2.02	$8,020,410	$858.00

(1)

In addition, pursuant to Rule 416(a), this Registration Statement also covers such indeterminate number of additional shares of Common Stock as is necessary to eliminate any dilutive effect of any future stock split, stock dividend or similar transaction.

(2)

This estimate is made pursuant to Rules 457(h) and 457(c) solely for purposes of calculating the registration fee. The registration fee is based upon the average of high and low prices for the Registrant’s Common Stock, par value $.01 per share, as reported on the Nasdaq Global Market on December 29, 2006.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.    Plan Information.*

Item 2.    Registrant Information and Employee Plan Annual Information.*

*The documents containing the information specified in this Part I will be sent or given to employees, directors or others as specified by Rule 428(b)(1).  In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the Introductory Note to Part I of Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents filed with the Commission are incorporated by reference in this Registration Statement:

(a)           Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, as filed with the Commission on March 30, 2006 (including portions of Registrant’s proxy statement for its 2006 annual meeting of stockholders incorporated by reference therein).

(b)           Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2006, as filed with the Commission on May 15, 2006, for the quarterly period ended June 30, 2006, as filed with the Commission on August 14, 2006 and for the quarterly period ended September 30, 2006, as filed with the Commission on November 14, 2006.

(c)           The Registrant’s Current Reports on Form 8-K filed with the Commission on February 21, 2006; February 28, 2006; March 14, 2006; April 3, 2006; April 21, 2006; May 1, 2006; June 14, 2006; July 6, 2006; July 7, 2006; August 31, 2006; September 21, 2006; September 21, 2006; and October 19, 2006.

(d)           The section entitled “Description of Registrant’s Securities to be Registered” contained in the Registrant’s Registration Statement on Form 8-A, filed pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) on July 2, 1998.

All documents subsequently filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part thereof from the date of filing of such documents.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

Not applicable.

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Item 6.    Indemnification of Directors and Officers.

In accordance with Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”), Article VII of Registrant’s Third Amended and Restated Certificate of Incorporation (the “Certificate”) provides that no director of Registrant shall be personally liable to Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (i) for any breach of the director’s duty of loyalty to Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii)  in respect of certain unlawful dividend payments or stock redemptions or repurchases, or (iv) for any transaction from which the director derived an improper personal benefit.  In addition, the Certificate provides that if the DGCL is amended to authorize the further elimination or limitation of the personal liability of directors, then the liability of a director of Registrant shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Article V of Registrant’s Amended and Restated By-laws provides for indemnification by Registrant of its directors, officers and certain non-officer employees under certain circumstances against expenses (including attorneys fees, judgments, fines and amounts paid in settlement) reasonably incurred in connection with the defense or settlement of any threatened, pending or completed legal proceeding in which any such person is involved by reason of the fact that such person is or was a director, an officer or an employee of Registrant if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of Registrant, and, with respect to criminal actions or proceedings, that such person had no reasonable cause to believe his or her conduct was unlawful. Article V of Registrant’s By-Laws further provides for the advancement of expenses to each of Registrant’s directors and, in the discretion of Registrant’s board of directors, to certain officers and employees.

Registrant has entered into indemnification agreements with each of its non-employee directors (the form of which is filed as Exhibit 10.4 to Amendment No. 1 to Registrant’s Registration Statement on Form S-1, as filed with the Commission on June 12, 1998) reflecting the foregoing provisions of its By-laws and requiring the advancement of expenses in proceedings involving such directors in most circumstances. Registrant also has entered into an indemnification agreement with Wayne M. Bos, Registrant’s President and Chief Executive Officer, a copy of which is filed as Exhibit 10.1 to Registrant’s Current Report on Form 8-K, as filed with the Commission on April 3, 2006, reflecting such provisions of its By-laws and requiring such advancement of expenses.

Item 7.    Exemption From Registration Claimed.

Not applicable.

Item 8.    Exhibits.

See the Exhibit Index on the page immediately preceding the exhibits for a list of exhibits filed as part of this Registration Statement which Exhibit Index is incorporated herein by reference.

Item 9.    Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set

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forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes, that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chatsworth, State of California, on January 9, 2007.

NATROL, INC.

By:	/s/ Wayne M. Bos
Wayne M. Bos
President and Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of Natrol, Inc. (the “Company”), hereby severally constitute and appoint Dennis R. Jolicoeur and Steven Spitz, and each of them singly, our true and lawful attorneys, with full power to them, and to each of them singly, to sign for us and in our names in the capacities indicated below, any and all amendments to this Registration Statement, and all other documents in connection therewith to be filed with the Securities and Exchange Commission, and generally to do all things in our names and on our behalf in such capacities to enable the Company to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated.

Signature	Title(s)	Date

/s/ Wayne M. Bos	President and Chief Executive Officer and	January 9, 2007
Wayne M. Bos	Director (Principal Executive Officer)

	Chief Financial Officer, Treasurer and	January 9, 2007
/s/ Dennis R. Jolicoeur	Executive Vice President (Principal Financial
Dennis R. Jolicoeur	and Accounting Officer)

/s/ Elliott Balbert	Executive Chairman	January 9, 2007
Elliott Balbert

/s/ Dennis DeConcini	Director	January 9, 2007
Dennis DeConcini

/s/ Thomas Doorley, III	Director	January 9, 2007
Thomas Doorley, III

/s/ Ralph Simon	Director	January 9, 2007
Ralph Simon

/s/ James R. Peters	Director	January 9, 2007
James R. Peters

S-1

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit

4.1

Third Amended and Restated Certificate of Incorporation of Registrant (filed as Exhibit 3.4 to Pre-effective Amendment No. 2 to Registrant’s Registration Statement on Form S-1 (No. 33-52109), as filed with the Commission on July 2, 1998 and incorporated herein by reference)

4.2

Amended and Restated By-laws of Registrant (filed as Exhibit 3.6 to Pre-effective Amendment No. 2 to Registrant’s Registration Statement on Form S-1 (No. 33-52109), as filed with the Commission on July 2, 1998 and incorporated herein by reference)

4.3

Specimen Stock Certificate (filed as Exhibit 4.1 to Registrant’s Pre-effective Amendment No. 1 to Registrant’s Registration Statement on Form S-1 (No. 33-52109), as filed with the Commission on June 12, 1998 and incorporated herein by reference)

5.1*	Opinion of Goodwin Procter LLP

23.1	Consent of Goodwin Procter LLP (included in Exhibit 5.1)

23.2*	Consent of Stonefield Josephson, Inc.

23.3*	Consent of Deloitte & Touche, LLP

24.1*	Power of Attorney (included as part of the signature page of this Registration Statement)

99.1

Natrol, Inc. 2006 Stock Option and Incentive Plan (filed as Exhibit 10.1 to Registrant’s Current Report on Form 8-K (No. 000-24567), as filed with the Commission on July 7, 2006 and incorporated herein by reference)

*  Filed herewith.